MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

FLORIDA MUNICIPAL BOND FUND

SERIES #6

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/13/01	Jacksonville FL Electric System Series Three 2001 A&B 5.125% 10/01/26	$2,000,000.	$208,865,000.	Smith Barney
06/08/01	Palm Beach County FL School Board COP 5.0% 08/01/25	$2,000,000.	$169,556,000.	Smith Barney
		$	$
		$	$
		$	$